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                                                                    EXHIBIT 12.1


                   PROASSURANCE CORPORATION AND SUBSIDIARIES
                         EARNINGS TO FIXED CHARGE RATIO
          HISTORICAL RATIO FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND
                 THE YEARS ENDED DECEMBER 31, 1999 THROUGH 2003
          PRO FORMA RATIO FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND
                        THE YEAR ENDED DECEMBER 31, 2003
                                 (in thousands)


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                                             PRO FORMA RATIOS                           HISTORICAL RATIOS
                                           ---------------------  -----------------------------------------------------------------
                                              SIX                  SIX
                                             MONTHS     YEAR      MONTHS                         YEAR ENDED
                                             ENDED     ENDED       ENDED    -------------------------------------------------------
                                           6/30/2004  12/31/2003  6/30/04     2003        2002       2001        2000       1999
                                           ---------  ----------  --------  ---------   --------   --------    --------    --------
DENOMINATOR--FIXED CHARGES:
Interest expense, including amortization
 of capitalized expenses related to debt   $   3,608   $   7,268 $  2,635   $   3,409   $  2,875   $  2,591    $     --    $     --
Interest within rental expense                   671       1,416      671       1,416      1,423        911         281         332
                                           ---------  ---------- --------   ---------   --------   --------    --------    --------
         Fixed Charges                     $   4,279   $   8,684 $  3,306   $   4,825   $  4,298   $  3,502    $    281    $    332
                                           =========  ========== ========   =========   ========   ========    ========    ========
NUMERATOR--EARNINGS, AS ADJUSTED:

Income before taxes, minority interest,
 and cumulative effect                     $  41,152   $  46,475 $ 42,125   $  50,334   $ 13,610   $ 10,969    $ 28,300    $ 63,160
Fixed charges                                  4,279       8,684    3,306       4,825      4,298      3,502         281         332
Other required adjustments                        --          69       --          69         12       (312)       (218)        (18)
                                           ---------  ---------- --------   ---------   --------   --------    --------    --------
         Earnings as defined in Item 503
         of Reg. S-K                       $  45,431   $  55,228 $ 45,431   $  55,228   $ 17,920   $ 14,159    $ 28,363    $ 63,474
                                           =========  ========== ========   =========   ========   ========    ========    ========
EARNINGS TO FIXED CHARGES RATIO                10.62        6.36    13.74       11.45       4.17       4.04      100.94      191.19
                                           =========  ========== ========   =========   ========   ========    ========    ========
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